UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FBL Financial Group, Inc.
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FBL Financial Group Merger for $56.00 Per Share in Cash Setting the Record Straight April 22, 2021

Disclaimer

This presentation has been designed to provide general information about FBL Financial Group, Inc. ("FBL" or the "Company") and the proposed acquisition by Farm Bureau Property and Casualty Insurance Company ("FBPCIC") of FBL's common stock not held by FBPCIC or the Iowa Farm Bureau Federation ("IFBF"). Any information contained or referenced herein is suitable only as an introduction to the Company. The reader is strongly encouraged to refer to and supplement this presentation with information the Company has filed with the Securities and Exchange Commission (the "SEC").

The Company makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this presentation, and nothing contained herein is, or shall be, relied upon as a promise or representation, whether as to the past or to the future. This presentation does not propose to include all of the information that may be required to evaluate the subject matter herein and the reader is encouraged to conduct his or her own independent analysis of the Company and the data contained or referred to herein.

The Company has neither sought nor obtained consent from any third party for the use of previously published information, including any quoted material. Any such statement or information should not be viewed as indicating the support of such third party for the views expressed herein. The Company shall not be responsible or have any liability for any misinformation contained in any third party report, SEC or other regulatory filing. All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of their respective owners and the Company's use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names.

This presentation is provided merely for general informational purposes and is not intended to be, nor should it be, construed as (1) investment, financial, tax or legal advice, (2) a recommendation to buy or sell any security or (3) an offer or solicitation to subscribe for or purchase any security. This presentation does not consider the investment objective, financial situation, suitability or the particular need or circumstances of any specific individual who may receive or review this presentation, and may not be taken as advice on the merits of any investment decision. Although the Company believes the information herein to be reliable, the Company and persons acting on its behalf make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes, except as provided for by law, and the Company expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein).

Risk Factors and Forward Looking Statements

Some of the statements in this presentation are forward-looking statements (or forward-looking information). When we use words such as "anticipate," "intend," "plan," "seek," "believe," "may," "could," "will," "should," "would," "could," "estimate," "continue," "predict," "potential," "project," "expect," or similar expressions, we do so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control, including general economic and market conditions, industry conditions, operational and other factors. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the requisite shareholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction; the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, and expenses and charges related to the transaction; change in interest rates; changes in laws and regulations; differences between actual claims experience and underwriting assumptions; relationships with Farm Bureau organizations; the ability to attract and retain sales agents; adverse results from litigation; the impact of the COVID-19 pandemic and any future pandemics and the impact and results of the contested solicitation by Capital Returns Management, LLC. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in FBL's filings with the SEC, including FBL's Annual Report on Form 10-K and FBL's quarterly reports on Form 10-Q. The statements in this communication speak only as of the date of this communication and we undertake no obligation or intention to update or revise any forward-looking statement, whether as a result of new information, changes in assumptions, future developments or otherwise, except as may be required by law.

Important Additional Information and Where to Find It

In connection with the proposed transaction, FBL has filed with the SEC a definitive proxy statement on Schedule 14A and a Schedule 13e-3 Transaction Statement, and may file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the definitive proxy statement or any other document that FBL may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, FBL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the definitive proxy statement and accompanying WHITE proxy card (when available), any amendments or supplements to the proxy statement and other documents filed with the SEC by FBL through the web site maintained by the SEC at www.sec.gov or by contacting the individuals listed below.

Contacts

FBL Financial Group

Media:
Bryan Locke and Lindsay Molk
Sard Verbinnen & Co
FBLFinancial-SVC@sardverb.com

Investors:
Kathleen Till Stange
Vice President Corporate & Investor Relations
Kathleen.TillStange@FBLFinancial.com

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Setting the Record Straight 3 The Facts Flaws in ISS’ Evaluation Glass Lewis’ Perspective Protection of unaffiliated shareholders x Highly qualified, independent Special Committee established x Special Committee met over 25 times during the process and focused on maximizing value x “Majority of the minority” approval Incorrectly concludes based on board tenure that members of the Special Committee were limited in their ability to engage in rigorous, unbiased negotiations “[I]t appears to us that each of the merger parties were highly cognizant and sensitive to the need to ensure that the Company’s minority shareholders would be treated fairly in a potential transaction.” Rigorous negotiation process x Engaged in multiple rounds of negotiation with FBPCIC, resulting in two increases to the original offer x Secured a 19% increase to the initial offer along with quarterly $0.52 shareholder dividends to be paid until closing Characterizes an initial mid - $50s counter offer as “less impressive” despite the premium to the various valuation methodologies evaluated “[T]he special committee was ultimately able to successfully negotiate a 19% increase to merger consideration to be received by the Company’s minority shareholders.” Controlled - company dynamics underscore unique opportunity presented by transaction x 60% majority holder IFBF has stated it has no interest in selling its stake or voting in favor of a competing offer x No alternative offers have been presented to the Special Committee from potential partners x This is a unique opportunity for unaffiliated shareholders to lock in premium value Recognizes the “rare liquidity event” the transaction offers and that “ shareholder expectations of a fulsome premium should reasonably be tempered by the fact that FFG is a controlled company,” but presents a contorted analysis to support its argument for a higher price “[W]e recognize that a broader solicitation effort by the special committee would likely have been a futile undertaking given that IFBF, being the longstanding controlling shareholder of the Company, had expressly indicated that it was not interested in selling its stake in the Company and would not support any third - party alternative to a deal with FBPCIC.” The Special Committee and its advisors ran a fulsome and rigorous process focused on maximizing value for unaffiliated shareholders

Setting the Record Straight

FBPCIC's offer represents a compelling valuation

	The Facts	Flaws with ISS' Evaluation	Glass Lewis' Perspective
Valuation methodologies	✓ The Special Committee evaluated a number of different valuation methodologies to arrive at its decision to recommend the transaction ✓ Most importantly, they carefully considered intrinsic value, including the actuarial appraisal prepared by Milliman, which takes into account the future prospects of the business ✓ Milliman had access to policy-by-policy information and generated a 30-year cash flow projection to calculate intrinsic value	✗ Narrowly focuses on precedent transactions and historical trading prices / multiples, and ignores multiple other valuation techniques that should be considered by shareholders in assessing the $56/share merger consideration ✗ Dismisses the actuarial appraisal as opaque, ignoring the fact that the full report, including the projected cash flows, assumptions and sensitivities, is available for shareholder review as part of FBL's SEC filings	"In making its case against the deal, we note the Dissident largely ignores the findings from Barclays' other analysis..." "[W]e believe the analyses and arguments publicly presented by the Dissident are largely flawed and lacking in the necessary nuance."
Comparable transactions	✓ FBL's financial profile and business mix are unique - there is no perfect comparable ✓ Macro environment and buyer landscape are very important factors when assessing precedent transactions	✗ Glosses over glaring differences between FBL and CRM's "comparables" ✗ Disregards the two annuity transactions that announced after FBL (American Financial / MassMutual and Athene / Apollo), both of which sold at valuations below FBL ✗ Does not disclose which comps were used to support its valuation / price target	"[W]e agree with the special committee that there are clear differences in the macroeconomic circumstances facing the targets in the Dissident's selected set of full-bid transactions at their respective announcement dates, compared to the circumstances facing the Company today in a post-pandemic world..."

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Setting the Record Straight

Now is the right time for shareholders to take advantage of FBPCIC's Offer

	The Facts	Flaws with ISS' Evaluation	Glass Lewis' Perspective
Relative performance	✓ Calculating FBL's implied share price absent a deal solely on the basis of peer share price appreciation is misleading ✓ While the broader life and annuity industry has rallied since the start of the year, it's impossible to guarantee FBL would have benefited in the same way given the headwinds it faces	✗ Wrongly asserts without concrete support that FBL would be trading in the mid-$50s today without the transaction, simply on the basis of relative trading performance ✗ Ignores that FBL has weaker financial performance relative to industry peers	"While we certainly acknowledge the recent share price rally among the Company's peers…it's unclear to us the extent to which the Company's share price would truly follow suit on a standalone basis given the weaker financial performance of the Company in certain key areas in recent periods relative to its peers."
Standalone prospects for FBL	✓ FBL has experienced significant spread compression over the last few years from the low interest rate environment and slowing sales / declining account values ✓ Management's 2021 - 2023 projections account for a modest recovery from 2020 results but remain below FBL's 2019 performance on both an earnings and ROE basis	✗ Acknowledges that management projections imply that certain metrics will "remain below 2018 levels through 2023" but inexplicably uses historical P/E multiples to support its valuation ✗ Asserts a price target which would value the company at ~15x 2021 EPS - currently ABOVE any company in the US life and annuity sector[1] ✗ Adopts an unusual, perhaps unprecedented, approach of asserting a price target for a publicly traded security, well outside of their expertise	"We observe that the merger consideration of $56.00 per FBL common share falls at the high end or above of each of the implied equity value per share reference ranges derived from Barclays' primary valuation analyses of the Company. Viewed together, these findings suggest to us that the merger consideration represents a relatively attractive exit value…"

Source: FactSet. Market data as of April 21, 2021.

1. *Broader Life & Annuity Index includes: AFL, AEL, AMP, ATH, BHF, CNO, EQH, GL, LNC, MET, PRI, PFG, PRU, UNM and VOYA.*

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Relevant FBL Valuation Methodologies 6 Traditionally when valuing life and annuity companies the following methodologies are used, ranked in order of importance: Intrinsic Valuation: Third Party Actuarial Appraisal (DCF of Statutory Cash Flow) and Dividend Discount Model 1 Trading Comparables 2 Precedent Transactions 3 ___________________________________ Source: FactSet. Market data as of April 21, 2021. 1. Multiple presented on the basis of the Company’s 2021 Adjusted Operating Income Applicable to Common Shareholders estimate of $9 6.9 million, or $3.96 per share. 2. Barclays Selected Index includes: AEL, ATH, CNO, GL and PRI. 3. Broader U.S. Life & Annuity Index includes: AFL, AEL, AMP, ATH, BHF, CNO, EQH, GL, LNC, MET, PRI, PFG, PRU, UNM and VOYA. Per Share Actuarial Value, As Adjusted Price / 2021 Earnings (1) 14.1x Barclays Selected Index (2) 11.5x Broader US Life & Annuity Index (3) 9.7x $52.15 $49.15 $46.53 $44.24 $5.82 $3.47 $1.61 $0.12 7% 8% 9% 10% Discount Rate Value of New Business Total Value Per Share (Excluding New Business) $52.62 $48.14 $44.36 $57.97 $56.00 / Share Value FBPCIC’s offer of $56.00 per share represents a compelling valuation vs. the appraisal and public traded peers

Transaction Price Represents a Significant Premium Even Assuming FBL Benefits from P/E Multiple Re-Rating Experienced by Other Insurers

Calculating FBL's implied share price absent a deal solely on the basis of peer share price appreciation is misleading. CRM ignores FBL's significant headwinds and relative valuation

		9/3/2020	4/21/2021	Implied Share Price
Barclays Peers Implied	Peer Average[1]	8.2x	11.5x	-
	FBL 2021 EPS	7.5x[2]	10.0x - 11.0x[3]	$39.60 - $43.56[4]
CRM Peers Implied	S5Life Index	6.5x	9.6x	-
	US Life Index	6.6x	9.7x	-
	High Correlation Life Peers	6.1x	9.3x	-
	FBL 2021 EPS	7.5x[2]	10.5x[5]	$41.58[4]

Regardless of peer set, the $56 / share offer price represents a 30% - 40% premium to the implied "standalone" FBL share price absent this transaction

Source: FactSet. Market data as of April 21, 2021.
1. The Barclays comp set is comprised of ATH, AEL, CNO, GL and PRI.
2. Multiple based on the average 2021E broker estimates as of 9/3/2020 of $4.99.
3. Implied "standalone" P/E range assuming a 2.5x - 3.5x multiple uplift to FBL's 9/3/2020 multiple consistent with the peers.
4. Implied share price calculated on the basis of FBL management's publicly available 2021E estimate.
5. Each peer group presented by CRM re-rated 2.9x - 3.1x - we have selected a 3.0x re-rating for the basis of the analysis.

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FBL Financial Group, Inc. www.fblfinancial.com www.fbfs.com 8